UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): January 17, 2019

THE DIXIE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Tennessee	0-2585	62-0183370
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

475 Reed Road Dalton, Georgia	30720
(Address of principal executive offices)	(zip code)

(706) 876-5800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement.

The disclosure under Item 2.10 of this Current Report on Form 8-K is incorporated herein by reference.
Item 2.01.     Completion of acquisition or Disposition of Assets.
On January 14, 2019, TDG Operations, LLC, a Georgia limited liability company and a wholly-owned subsidiary of The Dixie Group, Inc. (“Dixie Group” or the “Company”), entered into a purchase and sale agreement (the “Purchase and Sale Agreement”) with Saraland Industrial, LLC, an Alabama limited liability company (the “Purchaser”). Pursuant to the terms of the Purchase and Sale Agreement, Dixie Group sold its Saraland facility, and approximately 17.12 acres of surrounding property located in Saraland, Alabama (the “Property”) to the Purchaser for a purchase price of $11,500,000. Concurrent with the sale of the Property, Dixie Group and the Purchaser entered into a twenty-year lease agreement (the “Lease Agreement”), whereby Dixie Group will lease back the Property at an annual rental rate of $977,496 thousand, subject to annual rent increases of 1.25%. Under the Lease Agreement, Dixie Group has two (2) consecutive options to extend the term of the Lease by ten (10) years for each such option.
Simultaneously with the sale, the registrant paid off the approximately $5.0 million mortgage on the property to First Tennessee Bank National Association and terminated the embedded fixed interest rate SWAP.
In connection with the Purchase and Sale Agreement, Dixie Group entered into that certain Consent and Eleventh Amendment to Credit Agreement dated January 11, 2019, pursuant to which the Company’s lender consented to the sale of the Saraland Facility. No other material terms of the Credit Agreement were amended.
In consideration of, and as an inducement to, the Purchaser’s agreement to enter into the above-described sale/lease back arrangement, the registrant concurrently executed a lease guaranty, pursuant to which it guaranteed the prompt payment when due of all rent payments to be made by TDG Operations, LLC under the Lease Agreement.
Item 7.01.     Regulation FD Disclosure.
As a result of the sale/lease back arrangement described above, the Company realized net, after-tax proceeds of approximately $5.9 million. The registrant will use the net cash proceeds for general corporate purposes.
Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits
            (10.1) Consent and Eleventh Amendment to Credit Agreement
            (10.2) Agreement For The Purchase and Sale of Real Property

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 17, 2019	THE DIXIE GROUP, INC.

/s/ Jon A. Faulkner
Jon A. Faulkner
Chief Financial Officer